Exhibit 5.1

September 9, 2008
VeriFone Holdings, Inc.,
     2099 Gateway Place, Suite 600,
               San Jose, California 95110.
Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of $316,250,000 principal amount of 1.375% Senior Convertible Notes due 2012 (the “Notes”) of VeriFone Holdings, Inc., a Delaware corporation (the “Company”), and 7,184,234 shares of Common Stock, par value $ 0.01 per share, of the Company initially issuable upon conversion of the Notes (the “Shares”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and the Shares, when duly issued upon conversion of the Notes in accordance with the terms of the Indenture, dated as of June 22, 2007, between the Company and U.S. Bank, National Association, as Trustee, will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.
     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     With your approval, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture relating to the Notes has been duly authorized, executed and delivered by the Trustee thereunder, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the certificates for the Shares will conform to the

VeriFone Holdings, Inc.,

specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP